Exhibit 10.3
BASIC EARTH SCIENCE SYSTEMS, INC.
PERFORMANCE BONUS PLAN
The chief executive officer’s potential cash bonus shall be equal to 100% of his or her annual salary. The bonus shall be determined based on four (4) criteria, each contributing up to a maximum of 25% of his or her bonus. The four criteria are (i) increase in annual production; (ii) increase in reserves; (iii) return on investment; and (iv) performance of the Company’s stock price relative to the stock prices of its peer companies. The percentage awards from each criterion are added to determine the total percentage of the award. This Bonus Plan shall be effective for fiscal years beginning with the fiscal year ended March 31, 2009.
Annual Production Bonus Award Percentage
The Compensation Committee believes that increasing production is a critical measure of performance. Oil and gas reserves are a finite resource and, if unaddressed, declines in production from previous levels are expected. Any increase in production from previous levels is not only an indication of arresting this natural decline but a strong indicator of growth.
The Annual Production Bonus Award Percentage shall be based on the annual percentage increase in production. The annual increase in production shall be determined by dividing the annual production in barrels of oil equivalent (BOE) for the most recent fiscal year by the annual production in BOE for the prior fiscal year and then subtracting 100%. For each percentage increase in annual production, the annual production bonus award shall be equal to 2% of the chief executive officer’s salary as of the end of the fiscal year to which the bonus relates. In each case the percentage award shall be a maximum of 25% and a minimum of 0%.
Reserves Bonus Award Percentage
The Compensation Committee believes that increasing the Company’s reserve base is critical to the Company’s future growth. If the Company does not replace the reserves it produces, the Company’s production would decline year after year. In order to grow, it is necessary for the Company to replace these reserves by discovering new reserves or acquiring producing properties. The estimation of reserves involves a number of variables, including commodity prices. Commodity prices are beyond the control of the chief executive officer. The Compensation Committee believes this limitation is acceptable, because in those years when commodity prices are up and have a positive effect on bonus determination, the Company is more likely to have the funds to pay bonuses. Likewise, in years that commodity prices are down and have a negative effect on bonus determination, the Company is less likely to have the funds to pay bonuses.
The Reserves Bonus Award Percentage shall be based on the annual percentage increase in reserves measured in BOE. The annual increase in reserves shall be determined by dividing the reserves in BOE at the end of the most recent fiscal year by the reserves in BOE at the end of the prior fiscal year and then subtracting 100%. For each percentage increase in annual reserves, the bonus award shall be 2% of the chief executive officer’s salary as of the end of the fiscal year to which the bonus relates. In each case the percentage award shall be a maximum of 25% and a minimum of 0%.
Return on Investment Bonus Award Percentage
The Compensation Committee believes that it is important to balance the incentive to increase production and reserves with a metric that rewards the effectiveness of those increases. This Return on Investment metric is intended to evaluate capital expenditures in a given year (or multiple years in the case of multi-year projects or those projects that overlap a year end) versus the anticipated cash flow, if any, that those projects, on an aggregate basis, are expected to generate.

The Return on Investment Bonus Percentage shall be calculated first using a recognized petroleum engineering cash flow model (such as Aries, PowerTools, etc.) to determine the Internal Rate of Return (IRR) of anticipated cash flows for the current and future years less capital expenditures. While calculated on a cash flow model, the metric conceptually is as follows:

Return on Investment		æ			ö
Bonus Award Percentage	= 2 X	ç	After Tax IRR	– 8.0%	÷
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“After Tax Internal Rate of Return” (IRR) is the discount rate, expressed as a percentage, at which the summation of all discounted, after-tax cash flows (including Discounted Future Cash Flow, Discounted Current Year Cash Flow and Discounted Capital Expenditures) is equal to zero ($0).
“Discounted Capital Expenditures” shall mean the capital expenditures that were incurred in the most recent fiscal year and were associated with GAAP proved properties, including geological and geophysical costs, land, drilling (including dry holes), completions, recompletions and acquisitions. Capital Expenditures that were incurred during the year (or over a fiscal year end), and for which no reserves have been determined, shall be deferred and not included in the determination for that fiscal year. Likewise, Capital Expenditures associated with a GAAP unproved property shall be deferred and not included in the determination for that fiscal year. Once a deferred property for which these Capital Expenditures were incurred has been transferred from unproven to proven, or a year-end reserve determination has been made and recorded, such property, and all deferred capital expenditures associated with that property, shall be included in the determination for that fiscal year. Capital expenditures shall be input into the model at the beginning of the fiscal year or as near the month that they were incurred as possible.
“Discounted Future Cash Flow” from the properties that are to be evaluated in a particular year (whether newly added or previously deferred) shall be initially based on the most recent GAAP-based, third party engineering reserve report. However, the report shall be modified to begin the report on the first day of the fiscal year, but future cash flow shall not start until first day after the end of the fiscal year. The report shall be further modified to use oil and gas prices based on the average annual NYMEX futures strip price and then remain fixed once futures prices are relatively unchanged or unavailable. Lease operating expenses shall escalate at 3% per year until commodity prices remain unchanged.
“Discounted Current Year Cash Flow” is the cash flow generated during the fiscal year from the evaluated properties and is added to the model at the end of the fiscal year or as near the midpoint of the cash flow as possible.
The Return on Investment Bonus Award Percentage shall be determined by subtracting an 8% hurdle rate from the ROI and multiplying by 2. The 8% hurdle rate approximates the company’s cost of funds. In each case the percentage award shall be a maximum of 25% and a minimum of 0%. The return on investment bonus award shall equal the Return on Investment Bonus Award Percentage multiplied by the chief executive officer’s salary as of the end of the fiscal year to which the bonus relates.
Share Price Bonus Award Percentage
The Compensation Committee believes that, in addition to the above, the chief executive officer should focus on the fundamentals of the business, net income and EBITDA. Furthermore, the Compensation Committee believes that the market will reward solid, consistent growth in these areas. For this reason, the Compensation Committee has chosen Share Price as the metric most suitable for rewarding consistent improvement in the fundamentals of the business. The Compensation Committee is aware that market forces, or even more superficial forces, can have a positive or negative influence on stock price. Furthermore, that incenting stock price growth could cause management to take unjustified risk or artificially influence stock prices. The Compensation Committee has determined, however, that by balancing this metric against the other three, by limiting this award component to 25% and by creating the need to follow this year’s performance with a similar performance next year, the incentive to take unnecessary risk and the incentive to use superficial and artificial means to promote stock price will not be justified.
The percentage increase or decrease in the Company’s stock price will be evaluated relative to the Company’s peers on a quartile basis. Peer companies will be selected by the Compensation Committee based on a number of factors, including but not limited to, market capitalization, stock exchange, similarity of business model (producer, operator), availability of compensation data, location of producing assets, number of employees, location of headquarters and director/officer ownership. The Compensation Committee shall determine the group of peer companies by October 15th of the fiscal year being evaluated. The average closing price per share for the ten trading days preceding April 1st following the end of the fiscal year (beginning of new fiscal year) will be divided by the average closing price per share for the ten trading days preceding April 1st of the fiscal year to be evaluated. One hundred percent (100%) will be subtracted from this number to determine the percentage increase or percentage decrease in the Company’s stock price. A similar computation will be made for peer companies. The Company’s stock performance shall be ranked relative to its peers. The Share Price Bonus Award Percentage shall be based on quartile standing as follows:

Company Standing	Calculation	Bonus Award
First Quartile	100.0% of 25%	25.000%
Second Average Quartile	62.5% of 25%	15.625%
Third Average Quartile	37.5% of 25%	9.375%
Fourth Quartile	0.0% of 25%	0.000%
The share price bonus award shall equal the Share Price Bonus Award Percentage multiplied by the chief executive officer’s salary as of the end of the fiscal year to which the bonus relates.
Payment of Bonus
The bonus shall be paid to the chief executive officer following determination of the amount by the Compensation Committee, provided that payment must be made before March 15th of the year following the end of the fiscal year earned (for fiscal years ended March 31st). For example, the bonus for the fiscal year ended March 31, 2010, shall be paid by March 15, 2011. No chief executive officer shall be entitled to a bonus if such chief executive officer was not employed at the end of the fiscal year to which the bonus relates or was employed for less than the full fiscal year to which the bonus relates. If a chief executive officer was not employed by the Company as of the end of the fiscal year, the Compensation Committee may, in its sole discretion, prorate the bonus for that portion of the fiscal year that the chief executive officer was employed or decide not to pay a bonus. Likewise, if a chief executive officer is employed at the end of the fiscal year but not for the full fiscal year, the Compensation Committee may, in its discretion, prorate the bonus for that portion of the fiscal year that the chief executive officer was employed or decide not to pay a bonus.
Miscellaneous Provisions
The Compensation Committee of the Board of Directors shall have the complete and exclusive authority to terminate this Bonus Plan. Nothing in this Bonus Plan shall limit or be deemed to limit the authority of the Board of Directors or the Compensation Committee to authorize compensation under this Bonus Plan.
The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in this Bonus Plan in the manner and to the extent it shall deem proper and in the best interest of the Company. No member of the Compensation Committee shall be liable for any action or determination made in good faith, and all members of the Compensation Committee shall, in addition to their rights as Directors, be fully indemnified by the Company with respect to any such action, determination or interpretation in respect of this Bonus Plan.
The Board of Directors intends that, except as may be otherwise determined by the Compensation Committee, any award, award agreement, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of this Bonus Plan (an “Award”) is either exempt from or satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and related regulations and Treasury pronouncements (“Section 409A”) to avoid the imposition of any taxes, including additional income or penalty taxes, thereunder. If the Compensation Committee determines, in its sole discretion, that an Award is or would be subject to any taxes, including additional income or penalty taxes, under Section 409A, unless the Compensation Committee expressly determines otherwise, such Award shall not be undertaken and the related provisions of this Bonus Plan and/or award agreement will be deemed modified or, if necessary, rescinded in order to render the Award not subject to any taxes, including additional income or penalty taxes, under Section 409A to the extent determined by the Compensation Committee without the consent of, or notice to, the participant.
This Bonus Plan shall be governed by and subject to the laws of the State of Delaware.